UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 13, 2012

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 N. Crescent Drive, Suite 200
Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

(310) 385-4000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Website Access to Corporate Governance Materials

Our corporate governance information and materials, including our corporate governance guidelines and code of business conduct and ethics covering directors, officers and employees, are available on our website at http://reald.com/content/ir-governance-highlights.aspx.  Copies of our corporate governance guidelines and code of business conduct and ethics may also be obtained free of charge by writing to our Corporate Secretary, RealD Inc., 100 North Crescent Drive, Suite 200, Beverly Hills, California 90210.  The board of directors regularly reviews these materials and will modify them from time to time as warranted.

In addition, we have published the following disclosure on the investor relations section of our website:

Communications with board of directors

We provide a process by which our stockholders and other interested parties may send communications to our board of directors, any committee of the board, non-management directors or any particular director.  Stockholders and other interested parties can contact our non-management directors by sending such communications to the chairman of the nominating and corporate governance committee, c/o Corporate Secretary, RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210.  Stockholders and other interested parties wishing to communicate with a particular board member, a particular board committee or the board as a whole, may send a written communication to the same address. The Corporate Secretary will forward such communication to the full board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unrelated to the duties and responsibilities of the board (such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements) or is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealD Inc.

	By:	/s/ Craig Gatarz
Craig Gatarz
Executive Vice President, General Counsel and
Secretary
Date: March 13, 2012